Exhibit 21.1

LIST OF SUBSIDIARIES OF SHIMMICK CORPORATION

Entity Name	Jurisdiction of Organization
Rust Constructors, Inc.	Delaware
Shimmick Construction Company, Inc.	California
The Leasing Corporation	Nevada
Gilcrease Constructors	Oklahoma
21st Century Rail Corporation	Delaware
Gilcrease Holding Company LLC	Oklahoma
Gilcrease Developers LLC	Oklahoma
Shimmick/Traylor/Granite JV	California
Shimmick Construction Company Inc. / Danny’s Construction Co., LLC, Joint Venture	California
Shimmick Construction Company, Inc. / California Engineering Contractors, Inc., Joint Venture	California
Myers & Sons / Shimmick Construction Company, Inc. Joint Venture	California
Shimmick Construction Company, Inc. / FCC Construccion S.A. / Impregilo S.P.A., Joint Venture	California
SFI Leasing Company	California
Shimmick Construction Company, Inc. / Con-Quest Contractors, Inc., Joint Venture	California
Skansa USA Civil, Inc. / Shimmick Construction Company, Inc. / Herzog Contract Corp., Joint Venture	California
Shimmick Construction Company, Inc. / Disney Construction, Inc., Joint Venture	California
Shimmick Construction Company, Inc. / Parson Construction Group, Inc., Joint Venture	California
Shimmick Construction Company Inc. / Nicholson Joint Venture	California
Eastside LRT Constructors	California
Washington Group / Alberici Joint Venture	Illinois